EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation herein by reference of our report dated October 23, 1999, except as to Note 11, which is as of November 2, 1999, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10-K of Micromuse Inc. We also consent to the references to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP

Mountain View, California
February 1, 2000